EXHIBIT 10.2
                              PROMISSORY NOTE


$1,381.00                                             Santa Ana, California
                                                          December 12, 2001

     THE UNDERSIGNED promises to pay to the order of Mezzanine Associates, LLC at 1516 Brookhollow Drive, Suite D, Santa Ana, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of one thousand three hundred eighty-one dollars ($1,381.00), with interest thereon at the rate of 10% per annum from the date of the original promissory note, December 12, 2000. Principal and interest shall be due and payable upon demand. This note shall replace the promissory note for these funds dated December 12, 2000, originally due on December 12, 2001.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

                                     Mezzanine Investment Corporation

                                     By: /s/ Eric Chess Bronk
                                         Eric Chess Bronk, President